UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2013

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 18, 2013, we entered into note purchase agreements with investors to issue $150 million aggregate principal amount of 5.00% Convertible Senior Notes due 2018 (the “Notes”). The note purchase agreements contain customary representations, warranties, covenants and closing conditions. The representations, warranties and covenants contained in the note purchase agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The purchase of the Notes is expected to close on November 22, 2013, subject to the satisfaction of the closing conditions set forth in the note purchase agreements. The net proceeds from the sale of the Notes after deducting fees and expenses are expected to be approximately $143.8 million. Of the net proceeds, we anticipate using $18.7 million to pay the cost of the capped call transactions described below, $35.0 million to fund our proposed acquisition of VIMOVO®, $70.4 million to repay all obligations under our existing senior secured loan, including required make-whole payments, and the remainder of approximately $19.7 million for working capital and general corporate purposes.

The Notes will be sold at a price equal to 100% of the principal amount thereof and will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding August 15, 2018 only under certain conditions. On or after August 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date for the Notes, holders will be able to convert their Notes at their option at the conversion rate then in effect at any time, regardless of these conditions. Subject to certain limitations, we may settle conversions of the Notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we undergo a fundamental change prior to the maturity date of the Notes, the holders may require us to repurchase for cash all or any portion of their Notes at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest.

The initial conversion rate will be 186.4280 shares of common stock for each $1,000 principal amount of Notes, which represents an initial conversion price of approximately $5.36 per share of common stock. The conversion rate of the Notes, and the corresponding conversion price, will be subject to adjustment for certain events, but will not be adjusted for accrued and unpaid interest.

The sale of the Notes is being made only to accredited investors and qualified institutional buyers pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. Neither the Notes nor any shares of our common stock issuable upon conversion of the Notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

The foregoing description of the note purchase agreements is qualified in its entirety by reference to the form of note purchase agreement attached hereto as Exhibit 99.1.

In connection with our entry into the note purchase agreements, we also entered into privately negotiated capped call transactions with certain financial institutions (the “hedge counterparties”). The capped call transactions are expected generally to reduce potential dilution to our common stock upon any conversion of the Notes in excess of the principal amount of converted Notes if the market price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Notes. If, however, the market price per share of our common stock exceeds the cap price of the capped call transactions, as measured under the terms of the capped call transactions, the number of shares of our common stock we receive upon exercise of the capped call transactions will be capped. In that case, there would nevertheless be dilution in respect of our common stock, because the number of shares of our common stock that we would owe upon conversion of the Notes in excess of the principal amount of such converted Notes would exceed the number of shares of our common stock we would receive upon exercise of the capped call transactions. The cap price under the capped call transactions is initially set at approximately $6.71 per share.

We expect the options that are part of the capped call transactions will be exercised shortly prior to the maturity date of the Notes and will settle on or about the maturity date of the Notes. We will not be required to make any cash payments to the hedge counterparties or their respective affiliates upon the exercise of the options that are part of the capped call transactions, but we will be entitled to receive from the hedge counterparties a number of shares of our common stock generally based on the amount by which the market price of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant settlement averaging period under the capped call transactions (which will correspond to the observation period for any conversion of the Notes on or after August 15, 2018). However, if the market price of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions during the relevant settlement averaging period under the capped call transactions, the number of shares of our common stock we expect to receive upon exercise of the capped call transactions will be capped based on the amount by which the cap price exceeds the strike price of the capped call transactions.

For any conversions of Notes prior to August 15, 2018, a corresponding portion of the capped call transactions will be automatically terminated. Upon such termination, we expect to receive from the hedge counterparties a number of shares of our common stock, or, if we so elect, an amount in cash, in each case, with a value equal to the conversion value in excess of $1,000 deliverable with respect to each Note so converted.

We have agreed to pay $18.7 million to pay the cost of the capped call transactions.

The foregoing description of the capped call transactions is qualified in its entirety by reference to the capped call confirmations with each of the hedge counterparties attached hereto as Exhibits 99.2 and 99.3.

On November 19, 2013, we issued a press release announcing the pricing of the offering of the Notes and our entry into the capped call transactions. A copy of this press release is attached hereto as Exhibit 99.4.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Form of Note Purchase Agreement, dated November 18, 2013.

99.2	Capped Call Confirmation, dated November 19, 2013, by and between Horizon Pharma, Inc. and Deutsche Bank AG, London Branch.

99.3	Capped Call Confirmation, dated November 19, 2013, by and between Horizon Pharma, Inc. and Société Générale.

99.4	Press Release of Horizon Pharma, Inc. dated November 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2013	Horizon Pharma, Inc.

	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Note Purchase Agreement, dated November 18, 2013.

99.2	Capped Call Confirmation, dated November 19, 2013, by and between Horizon Pharma, Inc. and Deutsche Bank AG, London Branch.

99.3	Capped Call Confirmation, dated November 19, 2013, by and between Horizon Pharma, Inc. and Société Générale.

99.4	Press Release of Horizon Pharma, Inc. dated November 19, 2013.